Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,500,000	$76.75

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $76.75 is offset against the registration fee due for this offering and of which $1,219,420.14 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 234 dated June 6, 2007

to Prospectus Supplement dated May 30, 2006

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517PV40

ISIN:	US52517PV400

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$2,500,000

	Total	Per Note
Issue Price:	$2,500,000	100.00%
Agent’s Commission:	$0	0.00%
Proceeds to Lehman Brothers Holdings Inc.:	$2,500,000	100.00%

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

☒	The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☐	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Trade Date:	June 6, 2007
Issue Date:	June 19, 2007
Stated Maturity Date:	June 19, 2017, subject to Optional Redemption; provided that if such day is not a Business Day, then such day will be the following Business Day.

Redemption Amount:	100%

Date From Which Interest Accrues:	☒	Issue Date
	☐	Other:

☐ Fixed Rate Note

Interest per Annum:	%

☒ Floating Rate Note	☐	CD Rate
	☐	Commercial Paper Rate
	☐	Federal Funds (Effective) Rate
	☐	Federal Funds (Open) Rate
	☐	LIBOR Telerate
	☐	LIBOR Reuters
	☐	EURIBOR
	☐	Treasury Rate:	Constant Maturity ☐ Yes	☐ No
	☐	Prime Rate
	☐	Eleventh District Cost of Funds Rate
	☐	CMS Rate
	☒	Other: See “Interest Rate per Annum” below

Interest Rate per Annum:	For each Interest Period commencing on or after the Issue Date to but excluding June 19, 2008: 6m USD LIBOR plus 2.75%

For each Interest Period commencing on or after June 19, 2008 to but excluding the Stated Maturity Date: the product of the sum of 6m USD LIBOR plus 2.75% times the Interest Accrual Factor

Maximum Rate:	Not applicable

Minimum Rate:	0%

6m USD LIBOR:

For each Interest Reset Date, the rate for deposits in U.S. dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on the related 6m USD LIBOR Determination Date.

Interest Reset Dates:	The Issue Date and quarterly thereafter on each March 19, June 19, September 19 and December 19, for the Interest Period commencing on such date.

6m USD LIBOR Determination
Dates:	Two London Business Days prior to the related Interest Reset Date.

Interest Period:	Quarterly, from and including each Interest Reset Date, to but excluding the next succeeding Interest Payment Date (or the Stated Maturity Date, in the case of the final Interest Period).

Interest Payment Dates:

Each March 19, June 19, September 19 and December 19, commencing on September 19, 2007 and ending on the Stated Maturity Date; provided that if such day is not a Business Day, then such day will be the following Business Day unless such day falls in the following month in which case it will be the preceding Business Day, and provided further that the final Interest Payment Date for any Notes shall be the Stated Maturity Date, subject to Optional Redemption.

Interest Accrual Factor:

For any Interest Period commencing on or after June 19, 2008, the number of calendar days (including non-Business Days) during that Interest Period in respect of which 6m USD LIBORREF is greater than or equal to the Lower LIBOR Barrier and less than or equal to the Upper LIBOR Barrier, divided by the total number of calendar days (including non-Business Days) in such Interest Period.

Lower LIBOR Barrier:	0.00%

Upper LIBOR Barrier:	For each Interest Period commencing on or after June 19, 2008 to but excluding June 19, 2015: 6.25%

For each Interest Period commencing on or after June 19, 2015 to but excluding the Stated Maturity Date: 7.25%

6m USD LIBORREF :

For any day within an Interest Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London business day, on the immediately preceding London business day), subject to the Rate Cut Off.

Rate Cut Off:	6m USD LIBORREF for any days within an Interest Period from and including the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Interest Computation:	Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:	☐ Yes	☒ No

Interest Rate Calculation Agent:	Lehman Brothers Special Financing Inc.

Business Days:	New York and London

Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to the Redemption Amount, on each Interest Payment Date.  Notice of redemption will be given not less than five Business Days prior to the redemption date.

Authorized Denominations:	$1,000/$1,000

Form of Note:	☒ Book-entry only (global)	☐ Certificated

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the Prospectus Supplement.

HISTORICAL LEVELS OF 6-MONTH LIBOR

The following table, showing the historical level of 6m USD LIBOR in effect on the Trade Date and for the hypothetical Interest Payment Dates listed below, the Interest Rate per Annum payable on any Interest Payment Date for the Notes, however, will be determined based on 6m USD LIBOR in effect on each day during the related Interest Period.  The historical experience of 6m USD LIBOR should not be taken as an indication of the future performance of 6m USD LIBOR during the term of the Notes. Fluctuations in the level of 6m USD LIBOR make the

Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Date	6m USD LIBOR (%)
6/6/2007	5.40
3/19/2007	5.34
12/19/2006	5.37
9/19/2006	5.44
6/19/2006	5.55
3/20/2006	5.03
12/19/2005	4.66
9/19/2005	4.07
6/20/2005	3.64
3/21/2005	3.31
12/20/2004	2.75
9/20/2004	2.08
6/21/2004	1.86
3/19/2004	1.15
12/19/2003	1.22
9/19/2003	1.18
6/19/2003	0.99
3/19/2003	1.27
12/19/2002	1.40
9/19/2002	1.81
6/19/2002	1.97
3/19/2002	2.30
12/19/2001	1.98
9/19/2001	2.74
6/19/2001	3.75
3/19/2001	4.71
12/19/2000	6.35
9/19/2000	6.74
6/19/2000	6.91
3/20/2000	6.42
12/20/1999	6.14
9/20/1999	5.94
6/21/1999	5.35
3/19/1999	5.06
12/21/1998	5.06
9/21/1998	5.41
6/19/1998	5.75
3/19/1998	5.69
12/19/1997	5.91
9/19/1997	5.81

6/19/1997	5.88
3/19/1997	5.78
12/19/1996	5.63
9/19/1996	5.81
6/19/1996	5.75
3/19/1996	5.50
12/19/1995	5.56
9/19/1995	5.81
6/19/1995	5.94
3/20/1995	6.44
12/19/1994	6.88
9/19/1994	5.50
6/20/1994	4.88
3/21/1994	4.19
12/20/1993	3.44
9/20/1993	3.38
6/21/1993	3.50
3/19/1993	3.31
12/21/1992	3.69
9/21/1992	3.31
6/19/1992	4.06
3/19/1992	4.63

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings Inc. has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at a discount to such price.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.